Exhibit 99.3

NEWS RELEASE

February 16, 2017	Contact: Patricia Cosgel (203) 499-2624

AVANGRID Declares Quarterly Dividend

New Haven, CT – February 16, 2017 (NYSE: AGR) – AVANGRID announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its Common Stock at today’s Board meeting. This dividend is payable April 3, 2017 to shareowners of record at the close of business on March 10, 2017.

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving approximately 3.1 million customers in New York and New England. Avangrid Renewables operates 6.3 gigawatts of electricity capacity, primarily through wind power, in states across the United States. AVANGRID employs approximately 7,000 people. The company was formed through a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of the outstanding shares of AVANGRID common stock. For more information, visit www.avangrid.com.